FOR IMMEDIATE RELEASE		PRESS RELEASE

Please Contact:	Banyan Corporation (800) 808-0899
e-mail: info@chiropracticusa.net
Investor Relations 877-980-3114
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN SUBSIDIARY, CHIROPRACTIC USA,
PROCEEDING WITH FRANCHISING PROGRAM WITH
APPLICANTS FROM ALL OVER THE USA

LOS ANGELES (Sept. 24th, 2003)--Banyan Corporation (OTCBB: BANY) subsidiary Chiropractic USA, Inc. (Chiropractic USA) is pleased to announce that its business plan of franchising Chiropractic clinics on a national basis is moving forward ahead of schedule. The participation of Dr. C.J. Mertz, founder of The Waiting List Practice (“WLP”), together with many of the WLP Platinum members, some of the most highly respected Chiropractors in the country, is creating a wave of applications which have been rolling in steadily since the franchise program commenced at the beginning of September.

"We just attended the WLP seminar in Las Vegas this past weekend” stated CEO Michael Gelmon. “The news that the top echelon of WLP have converted or are about to convert some of the most successful Chiropractic clinics in the country to Chiropractic USA was delivered in the keynote address to some 300 Chiropractors last Friday night. The interest level in converting clinics into Chiropractic USA locations is stronger than ever.”

Banyan President Cory Gelmon added, “With our Area Representative Agreements in place in Hawaii, California, Texas, Iowa, Michigan, South Carolina, Georgia, and Florida, in addition to our Louisiana operations, our development program has exploded out of the starting blocks. While the Area agreements will bring significant revenues to us over the long term, our existing franchise agreements already give us system wide revenues in excess of $8 million per year. We currently are processing approximately 30 franchise applications – from both existing clinics wanting to convert as well as from new clinics who want to open under the Chiropractic USA format and brand. In addition, the interest from WLP member clinics converting is very high. We are in negotiations for additional Area Representative positions which should conclude shortly, adding at least another 4 states.”

Banyan CEO Michael Gelmon concluded “We believe it is important to keep our shareholders apprised of our growth and development plans which are now being executed ahead of schedule. We noticed there was a sell off in the market today, and we thought this would be a good opportunity to communicate the fact that our business plan is being executed at record pace. As soon as practicable, it is

-more-

our intention to move the company to a more senior stock exchange – such as the American Stock Exchange – and we are working towards meeting the minimum listing requirements in the near future. ”

Please contact Banyan Corporation Investor Relations toll-free at 877-980-3114. For more information about Chiropractic USA, please visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA’, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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